Exhibit 99.1

Owl Rock Capital Corporation Completes $395 million CLO Financing

NEW YORK, March 27, 2020, Owl Rock Capital Corporation (NYSE:ORCC) today announced the closing of Owl Rock CLO III, Ltd, a $395.31 million collateralized loan obligation transaction.

“We are pleased to close this transaction and further enhance our liquidity position with this long-term financing,” said Craig W. Packer, Chief Executive Officer of Owl Rock Capital Corporation. “Following this transaction, we have approximately $2 billion of cash and undrawn debt capacity and remain well positioned to continue executing our investment strategy of lending to upper-middle market, sponsor backed companies in recession resistant industries and supporting our borrowers and the sponsor community through the current turbulence in the market.”

Packer continued, “Given the current market conditions, we were especially encouraged by the robust response this transaction received from investors, demonstrating their confidence in our platform, strategy and capabilities.”

The CLO issued $260 million of floating and fixed rate notes (the “Secured Notes”) to investors. The Secured Notes have a blended interest rate on the floating rate notes of approximately L+192 and a coupon of 2.75% on the fixed rate notes. The CLO has a reinvestment period of four years and a final maturity of April 20, 2032.

ORCC expects to use the net proceeds from the Secured Notes to repay revolving loans borrowed by ORCC and its subsidiaries under existing credit facilities.

SG Americas Securities, LLC served as Placement Agent on the transaction.

About Owl Rock Capital Corporation

Owl Rock Capital Corporation (ORCC) is a specialty finance company focused on lending to U.S. middle-market companies. As of December 31, 2019, ORCC had investments in 98 portfolio companies with an aggregate fair value of $8.8 billion. ORCC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. ORCC is externally managed by Owl Rock Capital Advisors LLC, an SEC-registered investment adviser that is an affiliate of Owl Rock Capital Partners. Owl Rock Capital Partners, together with its subsidiaries, is a New York based direct lending platform with approximately $16.4 billion of assets under management as of December 31, 2019.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about ORCC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond ORCC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in ORCC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which ORCC makes them. ORCC does not undertake any obligation to update or revise any forward- looking statements or any other information contained herein, except as required by applicable law.

Investor Contacts

Investor Relations:

Dana Sclafani

(212) 651-4705

ORCCIR@owlrock.com

Media:

Prosek Partners

David Wells / Kelly Smith Aceituno / Josh Clarkson

pro-owlrock@prosek.com

212-279-3115